SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(b), (c) AND
      (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (Amendment No. )*

Endosonics Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

29264K105
(CUSIP Number)

Michael Katz, Esq., 2 American Lane, Greenwich, Connecticut 06836-2571,
     Tel:  (203)862-8000
Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 7, 2000
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[x]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on the Following Pages)
                              (Page 1 of 14 Pages)


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Page 10 of 1


1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Paloma International L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  714,360

6.       SHARED VOTING POWER

                  0

7.       SOLE DISPOSITIVE POWER

                  714,360

8.       SHARED DISPOSITIVE POWER

                  0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  714,360

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.0%

12.      TYPE OF REPORTING PERSON*

                  PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Paloma Strategic Fund L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  175,000

6.       SHARED VOTING POWER

                  0

7.       SOLE DISPOSITIVE POWER

                  175,000

8.       SHARED DISPOSITIVE POWER

                  0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  175,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.0%

12.      TYPE OF REPORTING PERSON*

                  PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Paloma Strategic Advisors L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  175,000

6.       SHARED VOTING POWER

                  0

7.       SOLE DISPOSITIVE POWER

                  175,000

8.       SHARED DISPOSITIVE POWER

                  0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  175,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.0%

12.      TYPE OF REPORTING PERSON*

                  OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  European Merger Fund L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  117,040

6.       SHARED VOTING POWER

                  0

7.       SOLE DISPOSITIVE POWER

                  117,040

8.       SHARED DISPOSITIVE POWER

                  0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  117,040

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  .7%

12.      TYPE OF REPORTING PERSON*

                  PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Longitude Management Corp.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  117,040

6.       SHARED VOTING POWER

                  0

7.       SOLE DISPOSITIVE POWER

                  117,040

8.       SHARED DISPOSITIVE POWER

                  0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  117,040

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  .7%

12.      TYPE OF REPORTING PERSON*

                  CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  S. Donald Sussman

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.       SOLE VOTING POWER

                  1,006,400

6.       SHARED VOTING POWER

                  0

7.       SOLE DISPOSITIVE POWER

                  1,006,400

8.       SHARED DISPOSITIVE POWER

                  0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,006,400

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.7%

12.      TYPE OF REPORTING PERSON*

                  IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        Name of Issuer:

         Endosonics Corporation (the "Issuer").

Item 1(b).        Address of Issuer's Principal Executive Offices:

         2870 Kilgore Road
         Rancho Cordova, California 95670

Item 2(a).        Name of Persons Filing:

         The names of the persons  filing this  statement  on Schedule  13G are:
Paloma International L.P., a Delaware limited partnership ("Paloma"), Paloma Strategic Fund L.P., a Bermuda limited partnership ("Paloma Strategic"), Paloma Strategic Advisors L.L.C., a Delaware limited liability company ("Paloma Strategic Advisors"), European Merger Fund L.P., a Bermuda limited partnership ("European"), Longitude Management Corp., a Delaware corporation ("Longitude"), and S. Donald Sussman (the "Reporting Persons").

Item 2(b).        Address of Principal Business Office or, if None, Residence:

         The principal business address for Paloma, Paloma Strategic Advisors, Longitude and Mr. Sussman is 2 American Lane, Greenwich, Connecticut 06836-2571. The principal place of business for Paloma Strategic and European is c/o MQ Services Ltd., 44 Church Street, Hamilton HM 12, Bermuda.

Item 2(c).        Citizenship:

         Paloma is a Delaware limited partnership, Paloma Strategic is a Bermuda limited partnership, Paloma Strategic Advisors is a Delaware limited liability company, European is a Bermuda limited partnership, Longitude is a Delaware corporation and Mr. Sussman is a citizen of the United States.

Item 2(d).        Title of Class of Securities

         Common Stock ("Common Stock").

Item 2(e).        CUSIP Number: 29264K105

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

          (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [ ] Insurance company defined in Section 3(a)(19) of the Exchange Act.

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

          (e)   [  ]   An   investment   adviser   in   accordance   with   Rule
13d-1(b)(1)(ii)(E).

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box [x]

Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)     Amount beneficially owned:

                  The Reporting Persons beneficially own an aggregate of 1,006,400 shares of Common Stock, consisting of 998,400 shares of Common Stock held outright and 80 option contracts that are convertible into 8,000 shares of Common Stock.

          (b)     Percent of class:

                  Paloma's beneficial ownership of 714,360 shares of Common Stock constitutes 4.0% of all of the outstanding shares of Common Stock.

                  Each of Paloma Strategic's and Paloma Strategic Advisors' beneficial ownership of 175,000 shares of Common Stock constitutes 1.0% of all of the outstanding shares of Common Stock.

                  Each of European's and Longitude's beneficial ownership of 117,040 shares of Common Stock constitutes 0.7% of all of the outstanding shares of Common Stock.

                  S. Donald Sussman's beneficial ownership of 1,006,400 shares of Common Stock constitutes 5.7% of all of the outstanding shares of Common Stock.

                  Together, the Reporting Persons have beneficial ownership of an aggregate of 5.7% of all of the outstanding shares of Common Stock.

          (c) Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote

                  Paloma has the sole power to vote or direct the vote of 714,360 shares of Common Stock.

                  Each of Paloma Strategic and Paloma Strategic Advisors has the sole power to vote or direct the vote of 175,000 shares of Common Stock.

                  Each of European and Longitude has the sole power to vote or direct the vote of 117,040 shares of Common Stock.

                  S. Donald Sussman has the sole power to vote or direct the vote of 1,006,400 shares of Common Stock.

                  (ii) Shared power to vote or to direct the vote

                  Not applicable.

                  (iii) Sole power to dispose or to direct the disposition of

                  Paloma has the sole power to dispose or direct the disposition of 714,360 shares of Common Stock.

                  Each of Paloma Strategic and Paloma Strategic Advisors has the sole power to dispose or direct the disposition of 175,000 shares of Common Stock.

                  Each of European and Longitude has the sole power to dispose or direct the disposition of 117,040 shares of Common Stock.

                  S. Donald Sussman has the sole power to dispose or direct the disposition of 1,006,040 shares of Common Stock.

                  (iv) Shared power to dispose or to direct the disposition of

                  Not applicable.

Item 5.   Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Anther Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Paloma owns 413,400 of its shares of Common Stock through its subsidiary Paloma Securities L.L.C., a Delaware limited liability company, and 300,960 of its shares of Common Stock through its subsidiary Sunrise Partners L.L.C., a Delaware limited liability company.

Item 8.   Identification and Classification of Members of the Group.

          See Exhibit B attached hereto.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

         By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.


Dated:            August 17, 2000

          PALOMA INTERNATIONAL L.P.
          By: Latitude L.L.C., general partner


                   By: /s/ Michael J. Berner
                                    Michael J. Berner,
                                    Vice President

          PALOMA STRATEGIC FUND L.P.
          By: Paloma Strategic Advisors L.L.C.,
                        Attorney-in-Fact


                   By: /s/ Michael J. Berner
                                    Michael J. Berner,
                                    Vice President

          PALOMA STRATEGIC ADVISORS L.L.C.


          By: /s/ Michael J. Berner
                        Michael J. Berner,
                        Vice President

          EUROPEAN MERGER FUND L.P.
          By: Longitude Management Corp.,
                   Attorney-in-Fact


                   By: /s/ Michael J. Berner
                                    Michael J. Berner,
                                    Vice President

          LONGITUDE MANAGEMENT CORP.


          By: /s/ Michael J. Berner
                        Michael J. Berner,
                        Vice President


                   /s/ S. Donald Sussman
                   S. Donald Sussman

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

          The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Endosonics Corporation dated August 17, 2000 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  August 17, 2000

          PALOMA INTERNATIONAL L.P.
          By: Latitude L.L.C., general partner


                   By: /s/ Michael J. Berner
                                    Michael J. Berner,
                                    Vice President

          PALOMA STRATEGIC FUND L.P.
          By: Paloma Strategic Advisors L.L.C.,
                        Attorney-in-Fact


                   By: /s/ Michael J. Berner
                                    Michael J. Berner,
                                    Vice President

          PALOMA STRATEGIC ADVISORS L.L.C.


          By: /s/ Michael J. Berner
                        Michael J. Berner,
                        Vice President

          EUROPEAN MERGER FUND L.P.
          By: Longitude Management Corp.,
                   Attorney-in-Fact


                   By: /s/ Michael J. Berner
                                    Michael J. Berner,
                                    Vice President

          LONGITUDE MANAGEMENT CORP.


          By: /s/ Michael J. Berner
                        Michael J. Berner,
                        Vice President


                   /s/ S. Donald Sussman
                   S. Donald Sussman

                                    EXHIBIT B
                     IDENTIFICATION OF MEMBERS OF THE GROUP



Paloma International L.P.
Paloma Strategic Fund L.P.
Paloma Strategic Advisors L.L.C.
European Merger Fund L.P.
Longitude Management Corp.
S. Donald Sussman